Exhibit 99.1

Red Robin Gourmet Burgers, Inc. Board of Directors Reaffirms

Intent to Repurchase up to $50 million of Common Stock

Greenwood Village, Colo. — (BUSINESS WIRE) — May 29, 2008 —Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, announced that during the board of directors meeting on May 28, 2008, the board reaffirmed its intent, as previously announced in a press release dated August 16, 2007, to repurchase up to $50 million of the Company’s common stock.   Stock repurchases may be made from time to time in open market transactions and through privately negotiated transactions.  The timing and extent to which the Company repurchases its shares will depend upon market conditions and other corporate considerations as may be considered in the Company’s sole discretion.

The Company currently has approximately 16.8 million shares of common stock outstanding.  On May 28, 2008, the Company’s stock closed at $33.26 per share.

About Red Robin Gourmet Burgers, Inc.

Red Robin Gourmet Burgers, Inc. (http://www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a kid and family-friendly environment. Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages. There are more than 390 Red Robin® restaurants located across the United States and Canada, including corporate-owned locations and those operating under franchise agreements.

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty. Please refer to the Company’s report on Form 10-K for the year ended December 30, 2007 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

For further information contact:

Don Duffy/Raphael Gross of ICR

203-682-8200